Exhibit 99.1

Valeritas and its Secured Creditors Agree to Convert $27.5 Million of Debt into

Preferred Stock

BRIDGEWATER, N.J., Feb. 15, 2017 (GLOBE NEWSWIRE) — Valeritas Holdings, Inc. (OTCQB:VLRX) today announced that it has reached agreement with both of its secured creditors (funds affiliated with CRG and WCAS Capital Partners IV, L.P., an affiliate of Welsh, Carson, Anderson and Stowe) to convert a total of $27.5 million of debt to preferred stock, subject to certain conditions.

Specifically, Valeritas and the two creditors have agreed to convert approximately one-half of the outstanding $55.0 million principal amount into shares of preferred stock at a price to be calculated as described in the executed agreement. The shares of preferred stock will have no voting rights, will be convertible into common stock on a one-to-one ratio and may be redeemed by Valeritas at any time at a price equal to the conversion price, subject to adjustment for stock splits and the like subsequent to the date of issuance of the preferred stock.

“This agreement offers several advantages for Valeritas such as reducing our debt-to-equity ratio and significantly reducing our debt service,” said John Timberlake, President and Chief Executive Officer of Valeritas. “We appreciate the continued support of both of our creditors as this agreement will increase our financial flexibility and allows the Company to focus its resources on continuing to execute our growth strategy for our V-Go flagship product.”

For additional information on the conversion, please see the Company’s Current Report on Form 8-K to be filed today with the Securities and Exchange Commission.

About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the Securities and Exchange Commission available at www.sec.gov.

Investor Contacts:

Nick Laudico / Robert Flamm, Ph.D.

The Ruth Group

(646)536-7030 / 7017

IR@valeritas.com

Or

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

Media Contact:

Kirsten Thomas

The Ruth Group

(508)280-6592

PR@valeritas.com